Forbes Hare	Elizabethan Square · PO Box 856 Grand Cayman · KY1-1103 Cayman Islands T: +1 345 943 7700; F: +1 345 943 7705 www.forbeshare.com
Direct:	+1 284 852 1899
Email:	jose.santos@forbeshare.com
Ref:	JST/SC/KY3679.001

Cogo Group Cayman, Inc.
Room 1001
Tower C
Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057
PRC

20 May 2011

Dear Sirs

Cogo Group Cayman, Inc.

We are Cayman Islands counsel for Cogo Group Cayman, Inc., a Cayman Islands’ company (the “Company”), in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto (the “Registration Statement”), originally with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of the Company’s Ordinary Shares of par value US$0.01 each (the “Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

The offer and sale to the security holders of Cogo Group, Inc., a Maryland corporation (“Cogo”) is being made pursuant to a merger of Cogo with and into the Company.

1	DOCUMENTS REVIEWED

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

1.1	The Certificate of Incorporation of the Company dated 12 April 2011;

1.2	Memorandum of Association and Articles of Association of the Company;

1.3	The statutory registers of directors and officers of the Company;

1.4	The statutory registers of mortgages and charges of the Company;

1.5	A copy of the unanimous written resolutions of the Board of Directors of the Company dated 29 April 2011;

1.6	A certificate from Frank Zheng (being a Director of the Company) addressed to this firm dated 20 May 2011, a copy of which is attached hereto (the “Director’s Certificate”);

1.7	The Registration Statement; and

1.8	Such other documents and laws as we consider necessary as a basis for giving this opinion.

The Registration Statement and the exhibits to the Registration Statement are referred to below as the “Documents”.

2	ASSUMPTIONS

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) which would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America generally and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

2.1
the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

2.2
that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

2.3	that the statutory registers of directors and officers, and mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

2.4	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents; and

2.5
that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

3	OPINIONS

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$2,000,000 divided into 200,000,000 shares of a nominal or par value of US$0.01 per share.

3.3.
The Ordinary Shares to be offered and sold by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company pursuant to the redomestication merger, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s register of members (shareholders), such Ordinary Shares will be validly issued, fully paid and non-assessable.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	In the event that the Documents are executed in or brought within the jurisdiction of the Cayman Islands (eg for the purposes of enforcement or obtaining payment) stamp duty may be payable.

4.2
We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

4.3	To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Forbes Hare

COGO GROUP CAYMAN, INC.

(“the Company”)

DIRECTOR’S CERTIFICATE

in connection with

the issuance of legal opinion by Forbes Hare
in respect of the issuance of Shares by the Company

TO:	Forbes Hare
P.O. Box 856, George Town
Elizabethan Square
Grand Cayman
Cayman Islands

I, Frank Zheng for and behalf of Cogo Group Cayman, Inc., as Director of the Company refer to the opinion letter attached hereto (the “Opinion”) in connection with the issuance of Shares by the Company with respect to the Documents (as defined in the Opinion).

Terms defined in the Opinion have the same meaning in this Certificate.

This is the Director’s Certificate referred to in the Opinion.

I, Frank Zheng, hereby certify and warrant that as at the date hereof:

1.
The Memorandum and Articles of Association of the Company as adopted on 12 April 2011 remain in full force and effect at the date hereof and have not been amended, varied, supplemented or revoked in any respect;

2.	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or as contemplated by the Agreements;

3.
The shareholders of the Company have not prescribed in general meeting or by resolution any regulations restricting the powers of the Directors in any respect.  There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Documents;

4.
You have been provided with a true copy of the written resolutions of the Directors of the Company passed on 29 April 2011 (the “Resolutions”) which were duly passed in accordance with the Articles of Association of the Company; such resolutions were duly passed, remain in full force and effect and have not been revoked or amended in any respect;

5.	The Directors of the Company at the date of the Meeting and at the date hereof are:

Jeffrey Kang
Frank Zheng
Allen Wu

6.
That no sovereign or any agency or department of any sovereign body has any interest in the shares of the Company, direct or indirect, and the Company has not entered into any of the transactions contemplated in the Opinion pursuant to any sovereign action or authority;

7.
There has been no event, occurrence or other circumstance that would cause the commencement of the winding up and dissolution of the Company in accordance with the memorandum and articles of association of the Company and/or the Companies Law (2010 Revision) of the Cayman Islands;

8.
No liquidation or dissolution proceedings or proceedings for the appointment of an administrator with respect to the Company have been commenced by any person or are intended or anticipated by the Company and no order or resolution for the winding-up of the Company or the appointment of an administrator has, to the best of my knowledge and belief having made all reasonable enquiries, been made, proposed or threatened;

9.
No appointment or notice of the appointment of a receiver of the Company over any of its assets or property has been made or given or, to the best of my knowledge and belief having made all reasonable enquiries, been proposed or threatened;

10.
Immediately before, at the time of and immediately following execution of the Documents the Company was (or will be) able to pay its debts as they fall due and the Company entered into (or will be entering into) the transactions contemplated by the Opinion in the normal course of its business, for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference and that the transactions contemplated by the Opinion are in the commercial interest of the Company;

11.
Each of the Directors of the Company has acted bona fide in the best interests of the Company in connection with the transactions contemplated by the Opinion and has disclosed his interest therein (if any) in accordance with the Articles of Association of the Company;

12.
To the best of my knowledge and belief having made all reasonable enquiries, the Documents do not result in and will not result in a breach of and does not constitute and will not constitute a default under any agreement or instrument to which the Company is a party or by which it is bound and does not result and will not result in the creation or imposition of any mortgage, charge or other  encumbrance upon the Company’s property; and

13.	I am duly authorised to give this certificate on behalf of the Company.

I consent to a copy of this certificate being attached to the Opinion.

Dated:	20 May 2011

Frank Zheng Director